September 2008 Filed pursuant to Rule 433 dated August 22, 2008 relating to Preliminary Pricing Supplement No. 762 dated August 22, 2008 to Registration Statement No. 333-131266

STRUCTURED INVESTMENTS
Opportunities in Commodities
Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Auto-Callable Securities offer the opportunity for investors to earn a relatively high annualized fixed redemption amount if the closing value of the Dow Jones–AIG Commodity IndexSM is at all above the initial index value on any one of the specified determination dates.  Investors must be comfortable with the risk of losing some or all of their principal and be willing to forgo interest payments and potential returns greater than the specified fixed returns.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	Dow Jones–AIG Commodity IndexSM
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Pricing date:	September , 2008
Original issue date:	September , 2008 (5 business days after the pricing date)
Maturity date:	October 14, 2011
Determination dates:	#1: October 6, 2009	#3: October 6, 2010	Final: October 6, 2011
	#2: April 6, 2010	#4: April 6, 2011
Early redemption payment:
If, on any of the first four determination dates, the closing value of the underlying index is greater than the initial index value, the securities will be automatically redeemed on the fifth business day following the related determination date for the respective cash payment as follows:

▪ 1st determination date: $1,120	▪ 3rd determination date: $1,240
▪ 2nd determination date: $1,180	▪ 4th determination date: $1,300
Payment at maturity (per security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the index closing value on the final determination date is:
▪	Greater than the initial index value: $1,360,
▪	Less than or equal to the initial index value but the index closing value has not decreased to or below the trigger level on any date during the observation period, $1,000 stated principal amount, or
▪
Less than or equal to the initial index value and the index closing value has decreased to or below the trigger level on any date during the observation period, $1,000 times the index performance factor.
This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of some or all of your investment.

Trigger level:	70% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the final determination date
Observation period:	Each index business day on which there is no market disruption event during the period from but excluding the pricing date to and including the final determination date.
CUSIP:	617482BU7
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$1,000	$20	$980
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $992.50 per security.  Please see “Syndicate Information” on page 7 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement No. 762 dated August 22, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007                                Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on whether (1) the index closing value is above or below the initial index value on any of the five determination dates (including the final determination date) and (2) the index closing value has decreased to or below the trigger level on any date during the observation period.

Diagram #1 – First Four Determination Dates

Diagram #2 – Payout at Maturity if No Early Redemption Occurs

For more information about the payout upon early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” on page 8.

September 2008	Page 2

Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Investment Overview

The Auto-Callable Securities due October 14, 2011, Based on the Value of the Dow Jones–AIG Commodity IndexSM, which we refer to as the securities, are designed for investors who seek relatively high fixed positive returns if the index closing value is at all above the initial index value on any one of the five determination dates (including the final determination date).  An early redemption will occur if the closing value of the underlying index is above the initial index value on any of the first four determination dates.  If an early redemption does not occur, the securities will be redeemed at maturity.

If, on the final determination date, the index closing value has decreased from the initial index value, the securities will redeem for the stated principal amount unless the index closing value has decreased to or below the trigger level on any date during the observation period.  In that case, the securities will redeem for less than the stated principal amount by an amount proportionate to the decrease in the final index value from the initial index value, which means investors will lose some or all of their investment.

Investors in the securities must be willing to accept the risk of loss of principal, and be willing to forgo interest payments and potential returns greater than the specified fixed returns.

Dow Jones–AIG Commodity IndexSM Overview

The Dow Jones–AIG Commodity IndexSM provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The Dow Jones–AIG Commodity IndexSM was developed, and is calculated, maintained and published daily by Dow Jones & Company, Inc. and AIG Financial Products Corp.

Information as of market close on August 19, 2008:

Bloomberg Ticker Symbol:	DJAIG

Current Index Value:	190.171

52 Weeks Ago:	161.70

52 Week High (on 7/2/2008):	237.953

52 Week Low (on 8/21/2007):	161.062

Dow Jones–AIG Commodity IndexSM Weekly Closing Values from January 3, 2003 to August 15, 2008

September 2008	Page 3

Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Key Investment Rationale

The securities offer investors an opportunity to capture fixed positive returns if the value of the underlying index has increased from the initial index value on any of the five determination dates, regardless of the extent of the appreciation.

Upside Scenarios	▪
On any of the first four determination dates, the index closing value is greater than the initial index value.  In this scenario, each security redeems for the early redemption payment associated with the specific determination date on which the securities redeem.  The positive return will be approximately a 12% annualized return.

▪
The securities are not automatically redeemed prior to maturity and the final index value is greater than the initial index value.  In this scenario, the payment at maturity for each security provides investors with a positive return of 36% of the stated principal amount (approximately a 12% annualized return).  The securities would yield a greater return than would a direct investment in the underlying index, but only if the underlying index were to appreciate by less than 36% by the final determination date.

Zero Return Scenarios
(i) The securities are not automatically redeemed prior to maturity and (ii) the final index value is less than or equal to the initial index value but (iii) the index closing value has not decreased to or below the trigger level on any date during the observation period.  In this scenario, the payment at maturity for each security will be the $1,000 stated principal amount.

Downside Scenarios
(i) The securities are not automatically redeemed prior to maturity and (ii) the final index value is less than or equal to the initial index value and (iii) the index closing value has decreased to or below the trigger level on any date during the observation period.  In this scenario, the payment at maturity for each security will be $1,000 times the index performance factor, which will result in a loss of some or all of your investment.

Summary of Selected Key Risks (see page 10)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity, which may be less than the appreciation in the underlying index.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The early redemption feature may limit the term of your investment to as short as one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪
The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the commodity futures contracts constituting the underlying index.

▪	Investing in the securities is not equivalent to investing in the underlying index or the commodity futures contracts constituting the underlying index.

▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying index and the value of the securities.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.

▪	Adjustments to the underlying index by the underlying index publisher could adversely affect the value of the securities.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

▪	Credit risk to Morgan Stanley.

September 2008	Page 4

Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  Subject to the automatic early redemption of the securities for a specified cash amount prior to maturity, at maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be more or less than or equal to the stated principal amount based upon the closing value of the underlying index on the final determination date, and in certain circumstances based upon whether the index closing value has decreased to or below the trigger level on any date during the observation period.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2008	September , 2008 (5 business days after the pricing date)	October 14, 2011

Key Terms
Issuer:	Morgan Stanley
Underlying index:	Dow Jones–AIG Commodity IndexSM
Aggregate principal amount:	$
Issue price:	$1,000 per security (see “Syndicate Information” on page 7)
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Determination dates:	#1: October 6, 2009	#3: October 6, 2010	Final: October 6, 2011
	#2: April 6, 2010	#4: April 6, 2011
Early redemption payment:
If, on any of the first four determination dates, the closing value of the underlying index is greater than the initial index value, the securities will be automatically redeemed on the fifth business day following the related determination date for the respective cash payment as follows:

▪ 1st determination date:	$1,120	▪ 3rd determination date:	$1,240
▪ 2nd determination date:	$1,180	▪ 4th determination date:	$1,300
Payment at maturity (per security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the index closing value on the final determination date is:
▪	Greater than the initial index value: $1,360,
▪	Less than or equal to the initial index value but the index closing value has not decreased to or below the trigger level on any date during the observation period, $1,000 stated principal amount, or
▪
Less than or equal to the initial index value and the index closing value has decreased to or below the trigger level on any date during the observation period, $1,000 times the index performance factor.
This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of some or all of your investment.

Trigger level:	70% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the final determination date
Observation period:	Each index business day on which there is no market disruption event during the period from but excluding the pricing date to and including the final determination date.
Risk factors:	Please see “Risk Factors” on page 10.

September 2008	Page 5

Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482BU7
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Although the issuer believes each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  For example, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments, rather than as an open transaction, is higher than with other non-principal-protected securities.

Assuming the treatment of the securities stated above is respected, the following U.S. federal income tax consequences should result:
▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange, or early redemption; and
▪
upon sale, exchange, early redemption, or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Any gain or loss recognized upon sale, exchange, early redemption or settlement should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at such time, and short-term capital gain or loss otherwise.  Therefore, an early redemption of the securities on any of the determination dates should give rise to long-term capital gain.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)

September 2008	Page 6

Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in swaps or futures contracts on the commodity contracts constituting the underlying index or in any other available securities or instruments that we may wish to use in connection with such hedging.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling swaps or futures contracts on the commodity contracts constituting the underlying index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more determination dates.  We cannot give any assurance that our hedging activity will not affect the value of the underlying index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of the securities for any single investor
$1,000	$20.00	<$999K
$996.25	$16.25	$1MM-$2.99MM
$994.375	$14.375	$3MM-$4.99MM
$992.50	$12.50	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2008	Page 7

Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Hypothetical Examples

The following examples illustrate the payout on the securities for a range of hypothetical index closing values on each of the five determination dates, taking into account whether or not the index closing value decreased to or below the trigger level on any date during the observation period.

These examples are based on the following hypothetical terms:

Initial index value:	190
Trigger level:	133, which is 70% of the initial index value
Early redemption payment in October 2009:	$1,120 per security
Early redemption payment in April 2010:	$1,180 per security
Early redemption payment in October 2010:	$1,240 per security
Early redemption payment in April 2011:	$1,300 per security
Payment at maturity (if the final index value is above the initial index value):	$1,360 per security
Stated principal amount:	$1,000 per security

In Examples 1 through 4, the value of the underlying index fluctuates over the term of the securities and the underlying index closes above the initial index value of 190 on one of the first four determination dates.  However, each example produces a different early redemption payment because the index closing values exceed the initial index value on different determination dates.  Because the index closing value exceeds the initial index value on one of the first four determination dates, the securities are automatically redeemed as of the corresponding determination date.  Examples 2 and 4 illustrate that the decline of the index closing value to or below the trigger level on a random date during the observation period does not affect the payout if the securities are automatically redeemed on one of the first four determination dates.

Determination Date	Example 1	Example 2
	Hypothetical Index Closing Value	Payout	Hypothetical Index Closing Value	Payout
#1	192	$1,120	185	—
#2	—	—	195	$1,180
#3	—	—	—	—
#4	—	—	—	—
Final determination date	—	—	—	—
Has the index closing value decreased to or below the trigger level on any date during the observation period?	NO		YES
Total Payout	$1,120 in October 2009	$1,180 in April 2010

Determination Date	Example 3	Example 4
	Hypothetical Index Closing Value	Payout	Hypothetical Index Closing Value	Payout
#1	185	—	185	—
#2	190	—	190	—
#3	197	$1,240	183	—
#4	—	—	200	$1,300
Final determination date	—	—	—	—
Has the index closing value decreased to or below the trigger level on any date during the observation period?	NO		YES
Total Payout	$1,240 in October 2010	$1,300 in April 2011

September 2008	Page 8

Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

In each of Examples 5, 6 and 7, the closing value of the underlying index on the first four determination dates is less than or equal to the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 5	Example 6	Example 7
	Hypothetical Index Closing Value	Payout	Hypothetical Index Closing Value	Payout	Hypothetical Index Closing Value	Payout
#1	185	—	185	—	185	—
#2	170	—	170	—	170	—
#3	190	—	190	—	190	—
#4	180	—	180	—	180	—
Final determination date	266	$1,360	180.50	$1,000	152	$800
Has the index closing value decreased to or below the trigger level on any date during the observation period?	YES		NO		YES
Total Payout	$1,360 at maturity	$1,000 at maturity	$800 at maturity

▪
In Example 5, on the final determination date, the index closing value has increased 40% above the initial index value to 266, and the payment at maturity equals $1,360 per security, representing a 36% return on your investment.  Even though the index closing value decreased below the trigger level during the observation period, the payment at maturity is unaffected because the index closing value on the final determination date exceeds the initial index value.  The return on your investment would be less than the 40% return you would receive on a comparable investment linked to the simple return on the underlying index.

▪
In Example 6, on the final determination date, the index closing value has decreased 5% below the initial index value to 180.50.  However, because the index closing value has not decreased to or below the trigger level of 133 on any date during the observation period, the payment at maturity equals $1,000 per security, an amount equal to the stated principal amount.

▪
In Example 7, on the final determination date, the index closing value has decreased to 152, which is 20% below the initial index value.  Because the index closing value has decreased to or below the trigger level during the observation period, the payment at maturity equals the $1,000 stated principal amount times an index performance factor of 0.8, which results in a payment at maturity of $800 per security, an amount representing a loss of 20% of the $1,000 stated principal amount.

September 2008	Page 9

Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

Structure Specific Risk Factors

▪
Securities do not pay interest nor guarantee full return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee your principal amount at maturity.  Instead, if the securities have not previously been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the closing value of the underlying index on the final determination date, which may be less than the stated principal amount and may be zero, if the index closing value has decreased to or below the trigger level on any date during the observation period.

▪
Appreciation potential is limited.  The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity of $1,360 regardless of any larger appreciation in the value of the underlying index.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  Furthermore, the early redemption feature may limit the term of your investment to as short as one year.

▪
Market price influenced by many unpredictable factors.  Numerous factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value and volatility of the underlying index, the price and volatility of the commodity contracts constituting the underlying index, trends of supply and demand for the commodity contracts constituting the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and creditworthiness of the issuer.  As a result, the market value of the securities will vary and may be less than par at any time prior to maturity and a sale of the securities prior to maturity may result in a loss.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Several factors have had and may in the future have an effect on the value of the underlying index. Investments, such as the securities, linked to the prices of commodities, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying index and the value of your securities in varying and potentially inconsistent ways.

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying index and the value of the securities.  The underlying index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside

September 2008	Page 10

Auto-Callable Securities due October 14, 2011
Based on the Value of the Dow Jones–AIG Commodity IndexSM

other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the underlying index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the underlying index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying index and, accordingly, the value of the securities.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying index and, therefore, the value of the securities.

▪
Adjustments to the underlying index could adversely affect the value of the securities. Dow Jones & Company, Inc., or Dow Jones, in conjunction with AIG Financial Products Corp., or AIG-FP, is responsible for calculating, maintaining and publishing the underlying index.  Dow Jones and AIG-FP can add, delete or substitute the contracts constituting the underlying index or make other methodological changes that could change the official settlement value of the underlying index.  Dow Jones and AIG-FP may discontinue or suspend calculation or dissemination of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MSCG, as the calculation agent, will have the sole discretion to determine a substitute or successor index that is comparable to the discontinued index.  In such circumstances, MSCG could have an economic interest that is different than that of investors in the securities insofar as, for example, MSCG is not precluded from considering substitute indices that are calculated and published by MSCG or any of its affiliates and, in the case of the successor index, MSCG will calculate the values of the successor index.

▪	Not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or the futures contracts that constitute the underlying index.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the securities could be recharacterized for U.S. federal income tax purposes, as debt instruments and U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments, rather than as an open transaction, is higher than with other non-principal-protected commodity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying pricing supplement.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss

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with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

▪
Secondary trading may be limited.  The securities will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the securities but is not required to do so.  If at any time MS & Co. were to cease acting as a market maker for the securities, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your securities would likely be lower than if an active market existed.  Because it is not possible to predict whether the securities will be liquid or illiquid, you should be willing to hold your securities to maturity.

▪
Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the underlying index.  MS & Co. and other affiliates of ours will carry out hedging activities related to the securities, including trading in swaps or futures contracts on the underlying index and on the commodity contracts constituting the underlying index.  MS & Co. and some of our other subsidiaries also trade in financial instruments related to the underlying index or the prices of the commodity contracts constituting the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the value of the underlying index and, as a result, could increase the value above which the underlying index must close on the determination dates for the securities to be automatically redeemed prior to maturity or for you to receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the underlying index on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.  As calculation agent, MSCG will determine the index closing value, whether the index closing value on any of the first four determination dates exceeds the initial index value and therefore, whether the securities will be redeemed following such determination date, whether a market disruption event has occurred and the payment that you will receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the securities.

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Based on the Value of the Dow Jones–AIG Commodity IndexSM

Information about the Underlying Index

The Dow Jones–AIG Commodity IndexSM. The Dow Jones–AIG Commodity IndexSM provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The Dow Jones–AIG Commodity IndexSM was developed, and is calculated, maintained and published daily by Dow Jones & Company, Inc. and AIG Financial Products Corp.  For more information, see “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

License Agreement between Dow Jones & Company, Inc., American International Group and Morgan Stanley. “Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “Description of Securities—License Agreement among Dow Jones, AIG-FP and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values of the underlying index for each quarter in the period from January 1, 2003 through August 19, 2008.  The index closing value on August 19, 2008 was 190.1710.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the value of the underlying index on the determination dates or at any time during the observation period.

Dow Jones–AIG Commodity IndexSM	High	Low	Period End
2003
First Quarter	125.0490	111.1980	113.1710
Second Quarter	120.8260	110.9660	115.7880
Third Quarter	121.3220	114.0210	120.8980
Fourth Quarter	137.3200	121.1390	135.2690
2004
First Quarter	151.6910	136.8180	150.8370
Second Quarter	154.9940	143.2890	144.0340
Third Quarter	153.1750	140.9910	153.1750
Fourth Quarter	159.2940	141.2710	145.6040
2005
First Quarter	165.2460	142.1800	162.0940
Second Quarter	162.3890	146.0780	152.8850
Third Quarter	179.0690	154.1070	178.2490
Fourth Quarter	180.2400	163.3580	171.1490
2006
First Quarter	174.2240	158.7800	165.1940
Second Quarter	187.6280	164.7230	173.2350
Third Quarter	179.9620	156.5870	159.9570
Fourth Quarter	175.2140	156.0750	166.5090
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter	179.7150	161.0620	178.2500
Fourth Quarter	185.5680	172.1230	184.9640
2008
First Quarter	219.0930	181.1570	201.5980
Second Quarter	234.1150	199.5660	233.0340
Third Quarter (through August 19, 2008)	237.9530	187.1520	190.1710

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